                           DUKE REALTY INVESTMENTS, INC.
                             (an Indiana corporation)
                          DUKE REALTY LIMITED PARTNERSHIP
                         (an Indiana limited  partnership)

                                    $100,000,000
                Puttable Reset Securities PURS-SM- due March 1, 2016

                                  TERMS AGREEMENT

                              Dated:  March 5, 1998

To:  Duke Realty Investments, Inc.
     Duke Realty Limited Partnership

c/o  Duke Realty Investments, Inc.
     8888 Keystone Crossing, Suite 1150
     Indianapolis, IN 46240

Attention:  Chairman of the Board of Directors

Ladies and Gentlemen:

          We (the "Representatives") understand that Duke Realty Limited Partnership, an Indiana limited partnership (the "Operating Partnership"), proposes to issue and sell $100,000,000 aggregate principal amount of its unsecured debt securities (the "Debt Securities") (such Debt Securities being collectively hereinafter referred to as the " Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the " Underwriters") offer to purchase, severally and not jointly, the respective numbers of Initial Securities (as defined in the Underwriting Agreement referred to below) set forth below opposite their respective names, and a proportionate share of Option Securities (as defined in the Underwriting Agreement referred to below) to the extent any are purchased, at the purchase price set forth below.

                                             Principal Amount of Initial
            Underwriter                        Underwritten Securities
            -----------                      ----------------------------
Goldman, Sachs & Co. . . . . . . . . . . .           $75,000,000

UBS Securities LLC . . . . . . . . . . . .            25,000,000
                                                    ------------
                                                    ------------
          Total                                     $100,000,000



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



          The Underwritten Securities shall have the following terms:

TITLE OF SECURITIES:  Puttable Reset Securities PURS-SM- due March 1, 2016
CURRENCY:  U.S. Dollars
PRINCIPAL AMOUNT TO BE ISSUED:  $100,000,000
CURRENT RATINGS:  Moody's Investors Service, Inc. Baa2; Standard & Poor's
     Corporation BBB
INTEREST RATE OR FORMULA: 7.05% from and including March 1, 1998, to but excluding March 1, 2006 (the "Reset Date"); reset on the Reset Date so as to equal a fixed rate as described in the form of Bond attached hereto as Annex B
INTEREST PAYMENT DATES:  March 1 and September 1 of each year beginning
     September 1, 1998
INTEREST RESET DATES:  March 1, 2006
STATED MATURITY DATE:  March 1, 2016
REDEMPTION OR REPAYMENT PROVISIONS:  See "Other terms" below
NUMBER OF OPTION SECURITIES, IF ANY, THAT MAY BE PURCHASED BY THE UNDERWRITERS:
     None.
DELAYED DELIVERY CONTRACTS:  Not authorized
INITIAL PUBLIC OFFERING PRICE:  99.936%, plus accrued interest from March 1,
     1998.
PURCHASE PRICE:  99.311%, plus accrued interest from March 1, 1998 (payable in same day funds), plus 2.65% for the Call Option.
OTHER TERMS: The Bonds are subject to a Call Option, a Put Option, an interest rate reset and other terms as described in the form of Bond attached hereto as Annex B
CLOSING DATE AND LOCATION:  10:00 a.m., March 10, 1998, at the offices of
     Sullivan & Cromwell, 125 Broad Street, New York, New York 10004

          All the provisions contained in the document attached as Annex A hereto entitled "Duke Realty Investments, Inc. and Duke Realty Limited Partnership -- Common Stock, Preferred Stock, Depositary Shares and Debt Securities -- Underwriting Agreement" are incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

          Notwithstanding the foregoing, the terms set forth below shall amend and supplement the terms of the Underwriting Agreement and, to the extent inconsistent therewith, the terms set forth below shall be controlling.

               (i) The Company and the Operating Partnership represent and warrant, jointly and severally, to the Representatives, as of the date hereof and as of the Closing Time, as follows:

                    The Calculation Agency Agreement has been duly and validly authorized, executed and delivered by the Operating Partnership,


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

          and, assuming due authorization, execution and delivery by the Representatives, constitutes a valid and binding obligation of the Operating Partnership, enforceable in accordance with its terms.

               (ii) For purposes of the instant offering only, Section 5(h) of the Underwriting Agreement shall be inapplicable and Section 3(o) shall be amended to read as follows:

                    During the period from the date hereof to the Closing Time, the Company and the Operating Partnership will not, without the prior written consent of the Representatives, directly or indirectly, sell, offer to sell, grant any option for the sale of, enter into any agreement to sell, or otherwise dispose of, any securities of the same class or series or ranking on a parity with any Underwritten Securities (other than the Underwritten Securities covered by such Prospectus Supplement) or any security convertible into or exchangeable for such Underwritten Securities.

               (iii)  The opinion of Bose McKinney & Evans referred to in
     Section 5(b) of the Underwriting Agreement shall include the following:

                    The Calculation Agency Agreement has been duly and validly authorized, executed and delivered by the Operating Partnership, and, assuming due authorization, execution and delivery by the Representatives, constitutes a valid and binding obligation of the Operating Partnership, enforceable in accordance with its terms, except as such enforceability may be (1) limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws affecting the rights and remedies of creditors generally and (2) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               (iv) In giving their opinion pursuant to Section 5(b) of the Underwriting Agreement and paragraph (ii) above, Bose McKinney & Evans may rely upon the opinion of Sullivan & Cromwell as to certain matters of New York law.

               (v) As used in the first paragraph of Section 7, the term "total net proceeds from the offering of such Underwritten Securities (before deducting expenses) received by the Company" shall be deemed to exclude the proceeds to the Company from the sale of the Call Option to Goldman, Sachs & Co.


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


          Please accept this offer no later than 5 o'clock P.M. (New York City time) on March 5, 1998 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

                                       Very truly yours,

                                       GOLDMAN, SACHS & CO.
                                       UBS SECURITIES LLC

                                       By:  GOLDMAN, SACHS & CO.


                                            /s/ Goldman, Sachs & Co.
                                            -------------------------
                                               (Goldman, Sachs & Co.)

Accepted:

DUKE REALTY INVESTMENTS, INC.


By:          /s/ Dennis D. Oklak
    ----------------------------------------
     Name:  Dennis D. Oklak
     Title: Executive Vice President, Chief
            Administrative Officer and Treasurer


DUKE REALTY LIMITED PARTNERSHIP

By:  DUKE REALTY INVESTMENTS, INC.
     General Partner


By:       /s/ Dennis D. Oklak
     ---------------------------------------
     Name:  Dennis D. Oklak
     Title: Executive Vice President, Chief
            Administrative Officer and Treasurer


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